Exhibit 3.4

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708	Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number
20110459221-37
Filing Date and Time
06/21/2011 4:39PM
Entity Number
C7233-2002
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

STI Holdings, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

STI HOLDINGS, INC.

DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF

SERIES A CONVERTIBLE PREFERRED STOCK

AS AMENDED

STI Holdings, Inc., a Nevada corporation (the "Corporation") has adopted the following Designation of Rights, Privileges, and Preferences of Series A Convertible Preferred Stock (the "Designation"): (See ATTACHED)

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4.   Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5.   Signature: (required)

x       /s/ Angela Ross

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After

Revised: 3-6-09

This form must be accompanied by appropriate fees.

1

STI HOLDINGS, INC.

DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
SERIES A CONVERTIBLE PREFERRED STOCK
AS AMENDED

STI Holdings, Inc., a Nevada corporation (the "Corporation") has adopted the following Designation of Rights, Privileges, and Preferences of Series A Convertible Preferred Stock (the "Designation"):

1.     Liquidation.

1.01     In the event of any involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $0.05 per share plus all unpaid dividends previously declared thereon to the date of final distribution. No distribution shall be made on any common stock or other series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Series A Convertible Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection.

1.02     In the event of any voluntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $0.05 per share. No distribution shall be made on any common stock or other series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Series A Convertible Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection.

1.03     If on any liquidation (whether complete or partial), dissolution, or winding, up of the Corporation, the assets of the Corporation available for distribution to holders of Series A Convertible Preferred Stock shall be insufficient to pay the holders of outstanding Series A Convertible Preferred Stock the full amounts to which they otherwise would be entitled under the Nevada Revised Business Corporation Act, the assets of the Corporation available for distribution to holders of the Series A Convertible Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of Series A Convertible Preferred Stock held by each such holder.

2.     Voting Rights. The Series A Convertible Preferred Stock shall be entitled to vote as a separate class and as a single class with the Common Stock of the Corporation, with each share of Series A Convertible Preferred Stock equal to 10 shares of Common Stock for voting purposes. Except to the extent that the consent of the holders of the Series A Convertible Preferred Stock, voting as a class, is specifically required by the provisions of the corporate law of the state of Nevada, as now existing or as hereafter amended, the Series A Convertible Preferred Stock shall vote as a class with the Common Stock; as such, each share of Series A Convertible Preferred Stock shall be counted, for voting purposes, as 10 votes of Common Stock.

2

3.     Subordination. Any payment of any dividends or any redemption hereunder shall be subordinated to payment in full of all Senior Debt as defined herein. "Senior Debt" shall mean the principal of and premium, if any, and interest on all indebtedness of the Corporation to any financial institution, including, but not limited to, (i) banks whether currently outstanding or hereinafter created and whether or not such loans are secured or unsecured; (ii) any other indebtedness, liability, obligation, contingent or otherwise of the Corporation to guarantee endorsement of the contingent obligation with respect to any indebtedness, liability, or obligation whether created, assumed, or occurred by the Corporation and after the date of the creation of the Series A Convertible Preferred Stock, which is, when created, specifically designated by the Corporation as Senior Debt; and (iii) any refunding, renewals, or extensions of any indebtedness or similar obligations described as Senior Debt in subparagraphs (i) and (ii) above.

4.     Redemption

4.01     Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the right to redeem shares of the Series A Convertible Preferred Stock on the following terms and conditions.

4.02     The shares of the Series A Convertible Preferred Stock are subject to redemption by the Corporation at any time after issuance pursuant to written notice of redemption given to the holders thereof on not less than 30 days, specifying the date on which the Series A Convertible Preferred Stock shall be redeemed (the "Redemption Date").

4.03     The redemption price for each share of Series A Convertible Preferred Stock shall be $0.05 per share; plus any unpaid dividends, if applicable, on such share as of the Redemption Date (the "Redemption Price").

4.04     Redemption of the Series A Convertible Preferred Stock shall be made in the following manner:

(a)     At least ten (10) days prior to the date that written notice of redemption is given to the holders of the Series A Convertible Preferred Stock, the Corporation shall make appropriate arrangements with the Transfer Agent for the delivery of funds and/or Common Stock necessary to make payment of the Redemption Price for all shares of the Series A Convertible Preferred Stock redeemed by the Corporation.

(b)     The holder of any shares of Series A Convertible Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Company in exchange for payment of the Redemption Price and reissuance of the balance of the Series A Convertible Preferred Stock not otherwise redeemed. On such surrender, the Company shall cause to be issued and delivered a check, with all reasonable dispatch to the holder and such name or names as the holder may designate.

(c)     The Corporation may redeem a portion or all of the issued and outstanding shares of the Series A Convertible Preferred Stock; provided, that in the event that less than all of the outstanding shares of the Series A Convertible Preferred Stock are redeemed, such redemption shall be pro rata determined on the basis of the number of shares of the Series A Convertible Preferred Stock held by each holder reflected on the stock records and the total number of shares of Series A Convertible Preferred Stock outstanding.

3

5.     Conversion to Common

5.01     At the option of the holder of the Series A Convertible Preferred Stock the holder may convert any portion on the 100,000 Series A Convertible Preferred Stock in his possession by notifying the Corporation in writing 10 days prior to the date of conversion. The holder must present the original Series A Convertible Preferred Stock certificate in order for the corporation to honor the request to convert to common stock. The Series A Convertible Preferred Stock converts at a ratio of one to one into common shares of the Corporation.

6.     Additional Provisions

6.01     No change in the provisions of the Series A Convertible Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Series A Convertible Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of Series A Convertible Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

6.02     The shares of Series A Convertible Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the new certificate representing the share of Series A Convertible Preferred Stock so transferred to the person entitled thereto.

6.03     The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion or redemption of any share of Series A Convertible Preferred Stock.

6.04     Any notice required or permitted to be given to the holders of the Series A Convertible Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

4